AGREEMENT FOR SEPARATION OF EMPLOYMENT

This Agreement for Separation of Employment (herein the “Agreement”) is made by and between Daniel P. Dillon (herein “Executive”) and Ruby Tuesday, Inc. (“RTI” and/or the “Company”), a Georgia corporation.

1.  This Agreement sets forth the terms of Executive’s separation from service with the Company.

2.  In order to cover the requirements of the Age Discrimination in Employment Act, Executive has twenty-one (21) days from the date of Executive’s receipt of this Agreement in which to consider the Agreement.  Executive has the election to accept or reject this offer within the twenty-one (21) day period.  It is recommended that Executive consult with an attorney about the Company's offer and Executive’s rights before signing it. Executive understands he will not, however, waive or give up any rights or claims he has against the Company that arise after the date that Executive accepts the Company's offer by signing this Agreement.  If Executive signs this Agreement, Executive specifically and unequivocally agrees to every term in the Waiver of Rights attached hereto as Exhibit A and incorporated herein.  If Executive signs this Agreement, he will have seven (7) days following the signing of the Agreement and the return of the signed Agreement to change his mind and revoke the Agreement.  To revoke the Agreement, Executive must ensure that written notice is delivered to Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee  37801, Attn:  General Counsel, by the end of the day on the seventh calendar day after Executive signs this Agreement.  If Executive does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the day following such seven (7) day period.  If Executive signs the Agreement and does not revoke it during the seven (7) day revocation period, it shall become effective as of the last date of Executive’s employment (February 14, 2013) due to his separation from service with the Company and its affiliates (alternatively, the “Separation Date” or “Effective Date”).  Whether or not Executive signs this Agreement, Executive is no longer an employee of the Company or any affiliate as of the Separation Date.

3.  As a result of his separation from the Company, Executive is entitled to receive, regardless of whether he signs this Agreement, the Special Retention Bonus awarded to Executive on July 24, 2012 in the gross amount of Two-Hundred Fifty Thousand Dollars and Zero Cents ($250,000), which shall be payable in a lump sum on or before March 15, 2013.  In consideration of the releases, waivers, representations and obligations contained herein, Executive shall receive a sum of One Hundred Fifty Thousand Dollars and Zero Cents ($150,000).  The Severance shall be paid in a lump sum on or before March 31, 2013.

4.  The Company represents that it has provided Executive with information covering his health insurance entitlements under COBRA and other employee benefits.  Such benefits will be provided pursuant to the terms and conditions of the policies and, to the extent applicable, governing plan documents applicable to the benefits in question.  In consideration of the releases, waivers, representations and obligations contained herein, and provided that Executive makes (i) a positive election to continue such benefits and (ii) pays his portion of the premiums for such benefits (as described below), RTI shall pay directly, on Executive’s behalf, the difference between the costs to the Executive to continue Executive’s current coverage for Executive and his family as if he were still an employee of the Company, and the costs to continue Executive’s current coverage for Executive and his family subsequent to his separation of employment and pursuant to COBRA, if applicable, under the Company’s group health, vision, and/or dental, through June 30, 2013.  After June 30, 2013, Executive may continue his coverage under such plans at his own expense.  Subject to any conflicting terms of the governing plan documents, the treatment applicable under certain benefit plans is described below:

(a)
Retirement Plans.  If Executive participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Ruby Tuesday, Inc. Deferred Compensation Plan, Executive may receive a distribution of his benefits in accordance with the terms of those plans, but Executive will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Executive pursuant to the terms of this Agreement.

(b)
Options/Restricted Stock.  Exhibit B to this Agreement contains a complete list of Executive’s Company-granted stock options, performance cash and/or restricted stock (collectively, the “Equity Awards”).  Executive is not eligible for any grants of performance cash, restricted stock or options to acquire Company stock following the Separation Date.  Executive’s rights under the Equity Awards are controlled by the terms of the applicable written restricted stock and/or stock option award or agreement.

5.  Aside from the amounts to which Executive is entitled under the terms of the Agreement, including but not limited to Exhibit B, Executive acknowledges that he has received any and all compensation and remuneration of any kind and character, including, but not limited to, salary (other than salary accrued but unpaid as of the Separation Date), bonuses, commissions, vacation, restricted stock and stock options, which he may be entitled to receive from the Company through the date of Executive’s separation.  It is understood that the Company's offer of the Severance is in lieu of any other severance or separation pay.

6.  This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Company or any other party.  The Company specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, or directors, officers, employees or its agents.

7.  Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against the Company with any administrative, state, federal, or governmental entity or agency or with any court.  Nothing herein or in the waiver of rights attached as Exhibit A is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local government agency or cooperating with said agency in its investigation.  Executive, however, shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

8.  Executive represents that he has returned any and all Company property currently in his possession to a Company representative as soon as practicable, including all electronic property that Executive received from the Company and/or that Executive used in the course of his employment with the Company and that are the property of the Company.  If Executive fails to return any such property, its value will be deducted from any payments Executive is scheduled to receive under this Agreement.  Executive acknowledges and agrees that Executive will not delete, destroy or erase any data stored on or associated with such property, including but not limited to data stored on computers, phones, or other electronic devices.

9.  Executive acknowledges that any Trade Secrets (as defined under the Uniform Trade Secrets Act or other applicable law) to which he may have had access during his employment with RTI are the sole and exclusive property of RTI.  Executive agrees that for the maximum period of time following the Separation Date allowable under applicable law Executive shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including without limitation, any competitors or potential competitors of RTI.

10.  As an employee of RTI, Executive had access to Confidential Information (as defined herein).  Executive agrees to maintain the confidentiality of all Confidential Information for a period of three (3) years following the Effective Date.  For purposes of this Section, the term “Confidential Information” means data and information relating to the business of RTI which does not rise to the level of a Trade Secret and which is or has been disclosed to Executive or of which Executive has become aware as a consequence of or through Executive’s employment relationship with RTI (or such subsidiary or affiliate) and which has value to RTI (or such subsidiary or affiliate) and is not generally known to its competitors including, without limitation, financial information, products, processes, manuals, technology, business strategies, tactics, marketing plans and ideas, and future restaurant opening schedules.  Confidential Information shall not include (a) any data or information that (i) has been voluntarily disclosed to the public by RTI (except where such public disclosure was effected by Executive without authorization), (ii) has been independently developed and disclosed by others or (iii) otherwise enters the public domain through lawful means, or (b) know-how that Executive has developed prior to or in connection with performance of job functions.

11.  For a period of thirty-six (36) months immediately following the Effective Date, Executive shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Company, or a subsidiary or affiliate of the Company, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Executive knowingly provide the name of any employee of the Company, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.  The parties agree that the damages which the Company will suffer in the event of the Executive’s breach of the foregoing covenant are difficult to quantify and determine.  Therefore, the parties agree that in the event of each such breach, the Executive shall pay the Company, as liquidated damages and not as a penalty, an amount equal to the Severance described in Section 3.

12.  From the Effective Date until June 30, 2013, Executive shall not perform any services of any type, whether or not for compensation, for the following competitors or their respective franchisees or licensees: Applebee’s, Chili’s, T.G.I. Friday’s, O’Charley’s, Red Robin Gourmet Burgers, Olive Garden, or Outback Steak House unless Executive obtains the Company's prior written consent. Executive and Company agree that the covenant is reasonable and necessary to protect the business, interests and properties of the Company and that the damages which Company will suffer in the event of Executive’s breach of the foregoing covenant are impossible to quantify and determine.

Therefore, the parties agree that in the event of each such breach, Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of this Section 12 and to any other remedies, including a forfeiture of, or right to recoup from Executive, the value of the Severance payment made or payable pursuant to Section 3.  The Executive acknowledges that all remedies available to the Company shall be cumulative.

13.  Executive shall not disparage RTI or communicate any false or adverse information about RTI, the terms of this Agreement, or any matter relating to RTI’s restaurants or food products provided by RTI, to any person, entity and in any medium.

14.  Executive agrees that he will fully cooperate with the Company and make himself available to assist the Company in transitioning any duties or responsibilities to other employees or vendors, if necessary.  Executive further agrees that he will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Executive’s employment with the Company.  Executive agrees to assist the Company as a witness or during any audit, investigation, or litigation (including depositions, affidavits and trial) if requested by the Company.  Executive agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of preparing for such activities.  To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Executive’s participation in any such activities in a reasonable manner to take into account Executive’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.

15.  Executive acknowledges and agrees and understands that the Severance described in Section 3 (which does not include the Special Retention Bonus) is not required by the Company’s policies and procedures and that the Severance in Section 3 constitutes good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement.  Executive acknowledges, understands and agrees that it is Executive’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work related injury or illness.  Executive further acknowledges, understands and agrees that Executive has reported to the Company’s management personnel any work related injury or illness that occurred up to and including Executive’s last day of employment.  Executive acknowledges, understands, and agrees that Executive has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

16.  There are no other promises, agreements, or understandings between the Executive and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Executive and the Company.  No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Executive or his authorized representative and an authorized representative of the Company.  This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

17.  It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

18.  This Agreement shall be construed, administered and enforced according to the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates noted below.

Witness                                                                RUBY TUESDAY, INC.

/s/ Scarlett May                                                  /s/ James J. Buettgen
Date: March 4, 2013                                                  By:  James J. Buettgen

Witness                                                                EXECUTIVE

/s/ Laura Dillon                               /s/ Daniel P. Dillon
Date: March 4, 2013

Exhibit A

WAIVER OF RIGHTS

I, Daniel P. Dillon, knowingly and voluntarily, agree to waive, settle, release and discharge Ruby Tuesday, Inc., its subsidiaries and affiliates and their successors and assigns, and the officers, directors, employees and agents of each of them (collectively the "Releasees") from any and all claims, demands, damages, actions or causes of action, including any claims for attorneys' fees which I have against the Releasees arising out of or relating to my employment with the Company or the termination or other change of status of my employment with the Company under the terms of the Agreement executed by myself and containing an Effective Date of February 14, 2013 (the “Separation Agreement”). I understand this waiver includes any and all claims relating to my employment with the Company or termination of my employment with the Company as may be made under the (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act, as amended; (3) 42 U.S.C. § 1981; (4) the Age Discrimination in Employment Act (29 U.S.C. §§ 621-624); (5) 29 U.S.C. § 206(d)(1); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act; (11) the Worker Adjustment and Retraining Notification (WARN) Act; (12) the Family and Medical Leave Act; (13) the Ledbetter Fair Pay Act; (14) Fair Labor Standards Act, and (15) other federal, state and local discrimination laws, including those of the State of Tennessee.

I further acknowledge that I am releasing, in addition to all other claims, any and all claims based on any tort, whistle-blower, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, and/or other damages, back pay, front pay, fringe benefits and attorneys’ fees, costs or expenses.

I acknowledge and understand that I waive my right to file suit for any claim I may have or assert against the Releasees including, but not limited to, those which may arise under the laws and the statutes named in the paragraph above. I further waive my right to claim or receive damages as a result of any charge of discrimination, which may be filed by me or anyone acting on my behalf. However, nothing in this Waiver shall be construed as a release or waiver of: (i) any rights and obligations under this Agreement, including rights relating to the vested equity and/or cash incentives payments identified in Exhibit B; (ii) my rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with any acts and/or omissions within the course and scope of my employment with the Company; (iii) any vested, unpaid rights under any pension, retirement, profit sharing or similar plan; and (iv) any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement.

Exhibit B
OPTIONS/RESTRICTED STOCK LIST

1.           RESTRICTED STOCK:

A.           SERVICE-BASED R-STOCK

Transaction Date	Description/Notes
7/21/2010	14,377 Restricted Shares; 100% vests at separation
8/23/2011	14,824 Restricted Shares; 100% vests at separation*
7/24/2012	17,518 Restricted Shares; 100% vests at separation

B.           PERFORMANCE-BASED R-STOCK:

Transaction Date	Description/Notes
8/23/2011	20,383 Performance Shares; 3,706 shares earned 8/1/2012; 3,706 shares vest at separation*
7/24/2012	26,277 Performance Shares; performance to be determined Summer, 2013
*subject to six-month hold after vesting

2.           PERFORMANCE-BASED CASH

Transaction Date	Description/Notes
8/23/2011	$160,417 Performance Cash Incentive; $29,167 earned on 8/9/2012; 50% ($14,583.50) paid 12/1/2012; remaining 50% ($14,583.50) payable at separation
7/24/2012	$175,000 Performance Cash Incentive; performance to be determined Summer, 2013

3.           STOCK OPTION

Grant Date	Grant Price	Exercisable Date	Expiration Date	Grant Amount	Balance	Notes
7/21/2010	$9.39	6/1/2011	7/21/2017	49,815	16,605	33 ⅓% vested 6/1/2011
7/21/2010	$9.39	6/1/2012	7/21/2017		16,605	66 ⅔% vested 6/1/2012
7/21/2010	$9.39	6/1/2013	7/21/2017		16,605	100% (remaining 16,604) vests at separation

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